FUNCTION(X) INC. ANNOUNCES $10,000,000 PRIVATE PLACEMENT
CEO Robert F.X. Sillerman Leads the Investment

NEW YORK, NEW YORK., MAY 8, 2017 – FUNCTION(X) INC. (NASDAQ: FNCX) (“Function(x)”, or the “Company”), a leading social publishing and interactive media platform, today announced that it has accepted subscriptions for the issuance of $10,000,000 in restricted Series G Preferred Equity, which will be initially convertible into shares of its common stock at a price of $1.05 per share (the “Placement”). The gross proceeds to Function(x) from this offering are expected to be approximately $10,000,000 before deducting expenses associated with the transaction.
The proceeds of this transaction will be used for working capital and to execute on the Company’s expansion plan, which is an integral part of the Company’s long-term mission to become the preeminent 21st century digital media platform.
Function(x)’s largest shareholder, Robert F.X. Sillerman, Executive Chairman and CEO, led the Placement. “We are pleased to announce this Placement at a milestone moment for Function(x)”, said Robert F.X. Sillerman, Executive Chairman and CEO of Function(x). “This Placement, and the collaborations with our partners to come, enables us to expand and grow the business with the objective of creating the leading digital media platform. We anticipate leveraging our collective resources as we focus on long term value creation.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Function(x)
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x), Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x), Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content

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into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www. functionxinc.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact: Investors: Michelle Lanken, 212-231-0092 Chief Financial Officer mlanken@functionxinc.com	Contact: Media Relations: Jason Assad, 678-570-6791 jwassad@functionxinc.com

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